Exhibit 99.2

OFFER TO EXCHANGE
Shares of Common Stock plus cash for
up to 3,277,500 shares of
6.25% Convertible Perpetual Preferred Stock, par value $0.001 per share
(CUSIP No. 966387201)
of
Whiting Petroleum Corporation

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Whiting Petroleum Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated August 17, 2010 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange up to 3,277,500 shares of 6.25% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”) for the following consideration per share of Preferred Stock: (i) 2.3033 shares of the Company’s common stock and (ii) a cash payment of $14.50 (the “Exchange Offer”).

We are requesting that you contact your clients for whom you hold Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Preferred Stock registered in your name or in the name of your nominee, or who hold Preferred Stock registered in their own names, we are enclosing the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

3. A form of letter which may be sent to your clients for whose account you hold Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on September 15, 2010, unless extended or earlier terminated by the Company (such date and time for the Exchange Offer, as may be extended, the “Expiration Date”). Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date or, if not previously returned by the Company, after 40 business days from the commencement of the Exchange Offer if the Company has not accepted the tendered Preferred Stock for exchange by that date.

To participate in the Exchange Offer, a timely book-entry confirmation that Preferred Stock has been transferred into the information and exchange agent’s account at The Depository Trust Company, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message (as defined in the Letter of Transmittal and the Prospectus) should be sent to the exchange agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. There are no guaranteed delivery procedures provided for by the Company in conjunction with the Exchange Offer.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Preferred Stock held by them as a nominee or in a fiduciary capacity. The Company will pay all transfer taxes, if any, applicable to the exchange of Preferred Stock pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

The Company has not authorized anyone to make any recommendation to holders of Preferred Stock as to whether to tender or refrain from tendering in the Exchange Offer.

Any questions related to the procedure for tendering you may have with respect to the Exchange Offer should be directed to, and additional copies of the enclosed material may be obtained from, Georgeson Inc., the information agent for the Exchange Offer, at the address and telephone numbers set forth on the front of the Letter of Transmittal. The joint lead dealer managers for the Exchange Offer are Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC.

Very truly yours,

Whiting Petroleum Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE INFORMATION AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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